FOR IMMEDIATE RELEASE

Contact: William J. Pasenelli President and Chief Executive Officer (888) 745-2265

THE COMMUNITY FINANCIAL CORPORATION
ANNOUNCES ADOPTION OF 10b5-1 REPURCHASE PLAN

Waldorf, Maryland, March 16, 2015 – The Community Financial Corporation (NASDAQ: TCFC) (the “Company”), the holding company for Community Bank of the Chesapeake, today announced that the Company has entered into a Rule 10b5-1 repurchase plan with Keefe, Bruyette & Woods, Inc. to effect the repurchase of up to 50,000 shares of common stock under its existing repurchase plan.  Purchases will be based upon the parameters of the Rule 10b5-1 repurchase plan.

The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

About The Community Financial Corporation - The Company is the bank holding company for Community Bank of the Chesapeake.  Headquartered in Waldorf, Maryland, Community Bank of the Chesapeake is a full-service commercial bank, with assets over $1 billion.  Through its 12 banking centers and five dedicated commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses.